Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re TETON ENERGY CORPORATION, et al.,[1] Debtors.	Chapter 11 Case No. 09-13946 (PJW) (Jointly Administered)

Debtors’ Second Amended Joint Chapter 11 Plan of reorganization

Paul Rachmuth Gersten Savage LLP 600 Lexington Avenue, 9th Floor New York, New York 10022 Telephone: 212-752-9700 Facsimile: 212-980-5192	Gregory W. Werkheiser Morris, Nichols, Arsht & Tunnell LLP 1201 North Market Street, 18th Floor P.O. Box 1347 Wilmington, DE 19899-1347 Telephone: 302-658-9200 Facsimile: 302-658-3989
Counsel to the Debtors
and Debtors-in-Possession

Dated:    January 14, 2010

1 The Debtors, along with the last four digits of their federal tax identification numbers, are: Teton Energy Corporation (2290), Teton North America LLC (2290), Teton Piceance LLC (2290), Teton DJ LLC (2290), Teton Williston LLC (2290), Teton Big Horn LLC (2290), Teton DJCO LLC (2290), and Teton ORRI LLC (2290).  The Debtors’ mailing address for purposes of these cases is 600 17th Street, Suite 1600 North, Denver, Colorado 80202.

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B.	Acceptance by an Impaired Class	18

C.	Presumed Acceptances by Unimpaired Classes	18

D.	Classes Deemed to Reject Plan	18

E.	Summary of Classes Voting on this Plan	18

F.	Confirmation Pursuant to Bankruptcy Code section 1129(b)	19

ARTICLE V MEANS FOR IMPLEMENTATION OF THIS PLAN		19

A.	Continued Corporate Existence and Re-vesting of Assets	19

B.	Re-vesting of Assets	19

C.	Consolidation of Debtors’ Estates for Plan Purposes:	19

D.	Consummation of the Transactions Contemplated by the Caerus Plan Sponsorship Agreement	20

E.	Plan Funding and Distributions	20

F.	Execution of Documents and Limited Liability and Corporate Action	22

G.	Purchase Price Adjustment	25

H.	Release of Liens	25

I.	Exemption from Certain Transfer Taxes	25

J.	Transfer of Causes of Action; Settlement of Causes of Action	25

K.	Effectuating Documents; Further Transactions	25

ARTICLE VI PROVISIONS GOVERNING DISTRIBUTIONS		26

A.	Distributions for Claims Allowed as of the Effective Date	26

B.	Delivery of Undeliverable or Unclaimed Distributions	26

C.	Prepayment	26

D.	Means of Cash Payment	27

E.	Interest on Claims	27

F.	Withholding and Reporting Requirements	27

G.	Setoffs	28

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H.	Procedure for Treating and Resolving Disputed, Contingent, and/or Unliquidated Claims	28

I.	Fractional Dollars	28

J.	Allocation of Plan Distributions Between Principal and Interest	28

ARTICLE VII TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		29

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	29

B.	Cure Procedures	29

C.	Reservation of Rights	30

D.	Dispute Regarding Executory Nature of Contracts	31

E.	Rejection Damages	31

ARTICLE VIII CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THIS PLAN		31

A.	Conditions to Confirmation	31

B.	Conditions to Effective Date	32

C.	Waiver of Conditions	33

ARTICLE IX ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS		33

A.	Professional Fee Claims	33

ARTICLE X EFFECTS OF CONFIRMATION		34

A.	Binding Effect	34

B.	Discharge	34

C.	Injunction	35

D.	Term of Bankruptcy Injunction or Stays	35

E.	Compromises and Settlements	35

F.	Satisfaction of Subordination Rights	36

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G.	Release of Prepetition Secured Lenders, Prepetition Agent, DIP Lenders, DIP Agent, Holders of Convertible Debentures and Indenture Trustee	36

H.	Release by Holders of the Convertible Debentures	36

I.	Exculpation and Limitation of Liability	37

ARTICLE XI RETENTION OF JURISDICTION		37

ARTICLE XII MISCELLANEOUS PROVISIONS		39

A.	Modifications and Amendments	39

B.	Severability of Plan Provisions	40

C.	Successors and Assigns	40

D.	Payment of Statutory Fees	40

E.	Payment of Fees and Expenses of Indenture Trustee	40

F.	Revocation, Withdrawal, or Non-Consummation	41

G.	Service of Documents	41

H.	Plan Supplement(s)	42

I.	Waiver of Stay	43

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INTRODUCTION

Teton Energy Corporation (“TEC”), Teton North America LLC (“TNA”), Teton Piceance LLC (“TP”), Teton DJ LLC (“TDJ”), Teton Williston LLC (“TW”), Teton Big Horn LLC (“TBH”), Teton ORRI LLC (“TORRI”) and Teton DJCO LLC (“Teton DJ” collectively with TEC, TNA, TP, TDJ, TW, TBH and TORRI, the “Debtors”), the debtors and debtors-in-possession in the above-captioned bankruptcy cases, respectfully propose the following second amended joint chapter 11 plan of reorganization (this “Plan”) pursuant to Bankruptcy Code section 1121(a).  This Plan provides for (i) the emergence of the Debtors from bankruptcy as Reorganized Debtors and the re-vesting of the Debtors’ assets in the Reorganized Debtors free and clear of any liens, claims, encumbrances or other interests; (ii) the funding of the Debtors’ obligations under this Plan through a transfer of the Assets pursuant to a Court approved auction process; and (iii) the resolution of all outstanding Claims against and Interests in the Debtors.  The Debtors are the sole proponents of this Plan within the meaning of Bankruptcy Code section 1129.  Please refer to the Disclosure Statement for a discussion of the Debtors’ history and businesses, the background, a summary and analysis of this Plan, and certain related matters.  All holders of Claims who are eligible to vote on this Plan are encouraged to read this Plan and Disclosure Statement in their entirety before voting to accept or reject this Plan.

ARTICLE I
DEFINITIONS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

A.	Rules of Construction

For purposes of this Plan, except as expressly provided herein or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I of this Plan or any Exhibit hereto.  Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.  Whenever the context requires, such terms shall include the plural as well as the singular number.

B.	Definitions

(1)           “Administrative Claim” means a Claim against the Debtors for payment of an administrative expense of a kind specified in Bankruptcy Code section 503(b) and entitled to priority under Bankruptcy Code section 507(a)(1), including, but not limited to: (a) the actual, necessary costs and expenses, incurred after the Petition Date, of preserving the Debtors’ bankruptcy Estates and operating the business of the Debtors, including wages, salaries, or commissions for services rendered after the Petition Date, (b) Professional Fee Claims, and (c) all fees and charges assessed against the Estates under 28 U.S.C. § 1930.

(2)           “Allowed” means, when used in reference to a Claim within a particular Class, an Allowed Claim in the specified Class or of a specified type.

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(3)           “Allowed Claim” means a Claim or any portion thereof (a) that has been allowed by a Final Order of the Court (or such court as the Debtors and the holders of any such Claim agree may adjudicate such Claim and any objections thereto), (b) that either (x) has been Scheduled as a liquidated, non-contingent, and undisputed Claim in an amount greater than zero on the Schedules, or (y) is the subject of a timely filed Proof of Claim as to which either (i) no objection to its allowance has been filed (either by way of objection or amendment to the Schedules) within the periods of limitation fixed by the Bankruptcy Code, this Plan or by any order of the Court or (ii) any objection to its allowance has been settled, waived through payment, or withdrawn, or has been denied by a Final Order, or (c) that is expressly allowed in a liquidated amount in this Plan; provided, however, that with respect to an Administrative Claim, “Allowed Claim” means an Administrative Claim as to which a timely written request for payment has been made in accordance with applicable bar dates for such requests set by the Court (if such written request is required) in each case as to which the Debtors, or any other party in interest (x) has not interposed a timely objection or (y) has interposed a timely objection and such objection has been settled, waived through payment, or withdrawn, or has been denied by a Final Order; provided, further, however, that for purposes of determining the status (i.e., Allowed or Disputed) of a particular Claim prior to the expiration of the period fixed for filing objections to the allowance or disallowance of Claims, any such Claim which has not been previously allowed or disallowed by a Final Order of the Court or this Plan shall be deemed a Disputed Claim unless such Claim is specifically identified by the Debtors as being an Allowed Claim.

(4)           “Assets” means (i) 100% of the Membership Interests in Reorganized Teton, (ii) 100% of the Interests in the Reorganized Debtors, (iii) the assets of the Reorganized Debtors, and (iv) any and all Causes of Action and any proceeds thereof.

(5)           “Assumed Contracts Schedule” means the schedule of Executory Contracts and Unexpired Leases that the Debtors intend to assume under this Plan and the Debtors’ associated proposed Cure Amounts, as filed by the applicable date set forth in the Disclosure Statement Approval Order and as amended, modified or supplemented from time to time through the Confirmation Hearing.

(6)           “Assumed Executory Contracts” means collectively, the Executory Contracts and Unexpired Leases that (a) will or have been assumed by a Final Order, including the Confirmation Order; (b) are identified in the Assumed Contracts Schedule, as the same may be amended, modified or supplemented from time to time through the Confirmation Date, to be filed by the applicable deadline set forth in the Disclosure Statement Approval Order; or (c) are the subject of a motion to assume pending on or before the Effective Date.

(7)           “Auction” means the auction described in the Bidding Procedures Order.

(8)           “Auction Proceeds” means net Cash and non-cash consideration available to the Debtors as a result of the Auction.

(9)           “Available Cash” has the meaning given in the DIP Loan Agreement.

(10)         “Avoidance Action(s)” means, individually and collectively, all avoidance or recovery actions under Bankruptcy Code sections 502, 510, 541, 542, 544, 545, 547, 548, 549, 550, 551, and/or 553, or under similar or related state or federal statutes and common law, including, without limitation, fraudulent transfer or conveyance laws; excluding, however, any and all such actions against any of (i) the DIP Lenders, (ii) the Prepetition Agent, and/or (iii) the Prepetition Secured Lenders, all of which shall be released.

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(11)         “Ballot” means each of the ballot forms distributed with the Disclosure Statement to holders of Impaired Claims entitled to vote in connection with the Solicitation of acceptances of this Plan.

(12)         “Bankruptcy Cases” means the Bankruptcy Cases of the Debtors, being jointly administered under Case No. 09-13946 (PJW) in the Court, commenced on the Petition Date.

(13)         “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. § 101–1532, as now in effect or hereafter amended prior to the Confirmation of this Plan, to the extent that such amendments apply to the Bankruptcy Cases.

(14)         “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Bankruptcy Cases or proceedings therein, and the Local Rules of the Court, as applicable to the Bankruptcy Cases or proceedings therein, as the case may be.

(15)         “Bar Date” means the date designated by the Court through its entry of the Order (I) Establishing Bar Dates for Filing Proofs of Claim, (II) Approving Proof of Claim Form, Bar Date Notices and Mailing and Publication Procedures and (III) Providing Certain Supplemental Relief (D.I. 110) as the last date for filing proofs of claim or interest in the Bankruptcy Cases.  For prepetition Claims (other than those of “governmental units” as defined by the Bankruptcy Code) and Interests, the Bar Date shall be December 28, 2009, at 4:00 p.m. (prevailing Eastern Time).  For prepetition Claims of governmental units, in accordance with Bankruptcy Code section 502(b)(9), the Bar Date is May 7, 2010, at 4:00 p.m. (prevailing Eastern Time).

(16)         “Bidding Procedures Motion” means the Debtors’ Motion for an Order (I) Approving Bidding Procedures for the Transfer of Substantially All of the Assets of the Debtors, (II) Approving Certain Bid Protections, and (III) Scheduling an Auction filed in the Bankruptcy Cases on the Petition Date (D.I. 19).

(17)         “Bidding Procedures Order” means the Court’s order granting the Bidding Procedures Motion (D.I. 108).

(18)         “Big Horn Interest” means a contractual right to 50% of the net profits (net of the costs for acquisition, exploration, development, operation and maintenance) of TBH, as reorganized, or a newly formed entity, owned directly or indirectly by Caerus, holding the Big Horn Assets, pursuant to the terms of a contractual net profits agreement in the form attached as exhibit A to the Caerus Plan Sponsorship Agreement.

(19)         “Big Horn Assets” means the assets listed on Schedule 4(a)(iii) to the Caerus Plan Sponsorship Agreement.

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(20)         “Break-up Fee” means the obligation, pursuant to, and subject to the conditions set forth in, the Rise Plan Sponsorship Agreement and Bidding Procedures Order, to pay Rise $750,000 in the event Rise was not selected as the successful bidder at the Auction and Debtors close a transaction with another purchaser.

(21)         “Board of Directors” means the boards of directors for the Debtors.

(22)         “Business Day” means a day other than a Saturday, Sunday, “legal holidays” (as defined in Bankruptcy Rule 9006(a)), or other day on which commercial banks in New York City are authorized or required by Law to close.  Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

(23)         “Caerus” means Caerus Oil and Gas LLC.

(24)         “Caerus Plan Sponsorship Agreement” means that certain Amended Plan Sponsorship Agreement, by and between Caerus and the Debtors, dated effective December 15, 2009, pursuant to which Caerus agrees to fund this Plan as provided for in such agreement.

(25)         “Cash” means legal tender of the United States.

(26)         “Causes of Action” means any and all claims, actions, proceedings, causes of action, Avoidance Actions, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and Claims (as defined in Bankruptcy Code section 101(5)), whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise, that the Debtors and/or the Estates may hold against any Person or entity, excluding, however, any and all such actions against (i) the DIP Lenders, (ii) the Prepetition Agent, and/or (iii) the Prepetition Secured Lenders, all of which shall be released.

(27)         “Certificate of Formation” means the certificate of formation for Reorganized Teton.

(28)         “Claim” means a right, claim, cause of action, right of recovery and rights of set-off, recoupment or counterclaim of any kind against the Debtors, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

(29)         “Claimholder” means the holder of a Claim.

(30)         “Class” means a category of holders of Claims or Interests, as described in Article II hereof.

(31)         “Collateral” means any property or interest in property of the Debtors’ Estates that is subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

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(32)         “Confirmation” means entry by the Court of the Confirmation Order.

(33)         “Confirmation Date” means the date of entry of the Confirmation Order.

(34)         “Confirmation Order” means the order entered by the Court confirming this Plan under Bankruptcy Code section 1129, and constituting an approval of all its terms, the operation or effect of which has not been stayed, reversed, or amended and as to which Order (or any revision, modification, or amendment thereof) any motion seeking review or rehearing has been denied or overruled.

(35)         “Contract Objection” means any objection filed by a non-Debtor party to an Assumed Executory Contract to (i) the Cure Amounts listed by the Debtors in the Assumed Contracts Schedule and (ii) the proposed assumption of the Assumed Executory Contracts.

(36)         “Contract Objection Deadline” means the deadline specified in the Disclosure Statement Approval Order for the filing of Contract Objections (D.I. 140).

(37)         “Convertible Debentures” means those certain 10.75% Secured Convertible Debentures due on June 18, 2013, issued pursuant to the Indenture.

(38)         “Convertible Debenture Claim” means the Claims of the holders of the Convertible Debentures and the Indenture Trustee arising under or as a result of the Convertible Debentures and the Indenture.

(39)         “Court” means the United States Bankruptcy Court for the District of Delaware or such other court as may have jurisdiction over the Bankruptcy Cases.

(40)         “Creditor” means any Person who holds a Claim against the Debtors.

(41)         “Cure Amount” means the amount due to a non-Debtor contracting party based upon a Debtor’s defaults under an Executory Contract or Unexpired Lease at the time such Executory Contract or Unexpired Lease is assumed pursuant to Bankruptcy Code section 365.

(42)         “Debtors” means collectively, TEC, TNA, TP, TDJ, TW, TBH, TORRI and Teton DJ.

(43)         “Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended.

(44)         “Deposit” means $750,000 Caerus has deposited pursuant to the Bidding Procedures Order, subject to a separate escrow account agreement between JPMorgan Chase Bank, N.A., Caerus, and the Debtors.

(45)         “DIP Agent” means JPMorgan Chase Bank, N.A., as agent under the DIP Loan Agreement.

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(46)         “DIP Loan Agreement” or “DIP Loan” means that certain Debtor in Possession Financing Amendment and Fourth Amendment to Second Amended and Restated Credit Agreement among the Debtors, certain financial institutions as lenders and JPMorgan Chase Bank, N.A. as lender and agent, as the same may have been modified or amended from time to time, and as approved by the Final DIP Order, to provide Debtor with a debtor-in-possession working capital line of credit in the sum of $750,000.

(47)         “DIP Loan Claim” means a Claim of the DIP Lenders arising under or as a result of the DIP Loan Agreement and/or the Final DIP Order, classified under this Plan as Class 4.

(48)         “DIP Lender(s)” means the “Lender(s)” as defined in the DIP Loan Agreement.

(49)         “Disallowed” with reference to a Claim means a Claim, or any portion thereof, that (a) has been disallowed by a Final Order, (b) is Scheduled at zero or as contingent, disputed or unliquidated and as to which no Proof of Claim has been filed by the Bar Date or deemed timely filed with the Court pursuant to either the Bankruptcy Code or any Final Order, or otherwise deemed timely filed with the Court pursuant to either the Bankruptcy Code or any Final Order or under applicable law, or (c) is not Scheduled, and as to which (i) no Proof of Claim has been filed by the Bar Date or deemed timely filed with the Court pursuant to either the Bankruptcy Code or any Final Order or under applicable law, or (ii) no request for payment of an Administrative Claim has been filed timely or deemed timely filed with the Court pursuant to either the Bankruptcy Code or any Final Order or under applicable law.

(50)         “Disclosure Statement” means the written disclosure statement that relates to this Plan, as approved by the Court under Bankruptcy Code Section 1125 and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified, or supplemented from time to time.

(51)         “Disclosure Statement Approval Order” means that certain Order (I) Approving Disclosure Statement, (II) Establishing Procedures For Solicitation And Tabulation Of Votes To Accept Or Reject Debtors' Amended Joint Chapter 11 Plan Of Reorganization, (III) Establishing Voting Record Date, (IV) Scheduling A Hearing On Confirmation Of Joint Plan Of Reorganization, (V) Approving The Form Of Ballots And Solicitation Materials, (VI) Approving Related Notice Procedures, (VII) Approving The Balloting Agent, (VIII) Approving Cure Procedures And (IX) Granting Related Relief (D.I. 140).

(52)         “Disputed” with reference to a Claim means a Claim, or any portion thereof, that has not been Allowed pursuant to this Plan or a Final Order, and:

(a)           if no Proof of Claim has been filed, or deemed to have been filed, by the applicable Bar Date, which has been or hereafter is listed on the Schedules as unliquidated, contingent or disputed, and which has not been resolved by written agreement of the parties or an order of the Court;

(b)           if a Proof of Claim has been filed, or deemed to have been filed, by the applicable Bar Date (i) a Proof of Claim for which a corresponding Claim has been listed on the Schedules as unliquidated, contingent or disputed; (ii) a Proof of Claim for which a corresponding Claim has been listed on the Schedules as other than unliquidated, contingent, or disputed, but the amount of such Claim as asserted in the Claim varies from the amount of such Claim as listed in the Schedules; or (iii) a Proof of Claim as to which any party in interest has timely filed an objection or request for estimation in accordance with this Plan, the Bankruptcy Code, the Bankruptcy Rules and any orders of the Court, or which is otherwise disputed by the Debtors in accordance with applicable law; or

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(c)           for which a claim was required to be filed by order of the Court, but as to which a Claim was not timely or properly filed.

(53)         “Disputed Claim Amount” means (a) if a liquidated amount is set forth in the Proof of Claim relating to a Disputed Claim, (i) the liquidated amount set forth in the Proof of Claim relating to the Disputed Claim; (ii) an amount agreed to by the Debtors and the holder of such Disputed Claim; or (iii) if a request for estimation is filed by any party, the amount at which such Claim is estimated by the Court; (b) if no liquidated amount is set forth in the Proof of Claim relating to a Disputed Claim, (i) an amount agreed to by the Debtors or Reorganized Teton and the holder of such Disputed Claim, or (ii) the amount estimated by the Court with respect to such Disputed Claim; or (c) if the Claim was listed on the Schedules as unliquidated, contingent or disputed and no Proof of Claim was filed, or deemed to have been filed, by the applicable Bar Date and the Claim has not been resolved by written agreement of the parties or an order of the Court, zero.

(54)         “Effective Date” means the first Business Day on which all conditions to the consummation of this Plan set forth in Article VIII hereof have been satisfied or waived and is the day upon which this Plan is substantially consummated.

(55)         “Encumbrance” means any claim to or lien against any portion of the Assets.

(56)         “Estates” means the bankruptcy estates of the Debtors in these Bankruptcy Cases created under Bankruptcy Code section 541.

(57)         “Executory Contract” means a contract (other than an Unexpired Lease) to which one or more of the Debtors is a party that is subject to assumption or rejection under Bankruptcy Code section 365.

(58)         “Excess Auction Proceeds” means the Auction Proceeds, if any, remaining after the satisfaction of the Prepetition Secured Lender Claims and the DIP Loan Claims.

(59)         “Exhibit” means an exhibit attached to either this Plan or attached as an appendix to the Disclosure Statement.

(60)         “Expense Reimbursement” means the obligation pursuant to, and subject to the conditions set forth in, the Rise Plan Sponsorship Agreement and Bidding Procedures Order to pay Rise up to $200,000 for reimbursement of Rise’s expenses related to the Auction in the event Rise was not selected as the successful bidder at the Auction, and Debtors close a transaction with another purchaser.

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(61)         “Face Amount” means (i) when used in reference to a Disputed or Disallowed Claim, the Disputed Claim Amount, and (ii) when used in reference to an Allowed Claim, the allowed amount of such Claim.

(62)         “File, Filed, or Filing” means file, filed, or filing with the Court or its authorized designee in the Bankruptcy Cases.

(63)         “Final DIP Order” means the order entered by the Court authorizing and approving the DIP Loan and the agreements related thereto on a final basis (D.I. 123).

(64)         “Final Order” means an order or judgment of the Court, as entered on the docket in the Bankruptcy Cases, or any order or judgment of a court properly having jurisdiction over the Debtors and/or the Estates, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired, notwithstanding the pendency of any appeal.

(65)         “General Unsecured Claim” means a Claim against the Debtors that is not an Administrative Claim, Priority Tax Claim, Other Priority Claim, Other Secured Claim, Prepetition Secured Lender Claim, DIP Loan Claim, Convertible Debenture Claim, or Trade Claim.

(66)         “General Unsecured Claim and Debenture Claim Consideration” shall have the meaning given to it in Article V.E.2(b) of this Plan.

(67)         “Hydrocarbons” means property containing or thought to contain oil and gas deposits whether currently producing or not.

(68)         “Impaired” when used with reference to a Claim, interest or a Class, means a Claim, interest or a Class that is impaired within the meaning of Bankruptcy Code section 1124.

(69)         “Indenture” means that certain Indenture, dated as of September 19, 2008, by and among Teton Energy Corporation, as issuer, and the guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., as trustee, as may have been amended, modified or supplemented.

(70)         “Indenture Trustee” means The Bank of New York Mellon Trust Company, N.A., as trustee, or such other entity acting as the indenture trustee for the Convertible Debentures.

(71)         “Interests” means the legal and equitable rights of ownership and any document or writing evidencing such right of ownership, including any equity security in a Debtor, or any issued, unissued, authorized, or outstanding shares of stock or other forms of equity interests, together with any warrants, options, or contractual rights to purchase or acquire such equity securities at any time and all rights arising with respect thereto, or a partnership, limited liability company, or similar interest in a Debtor or rights to purchase or acquire such other form of ownership interests.

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(72)         “Interest Holder” means the holder of an Interest.

(73)         “Lien” means a charge against or interest in property to secure payment of a debt or performance of an obligation.

(74)         “Membership Agreement” means the limited liability company agreement of Reorganized Teton in accordance with the Delaware LLC Act.

(75)         “Membership Interests” shall mean the membership interests of Reorganized Teton to be issued pursuant to this Plan.

(76)         “Net Working Capital” means the difference between (i) the Reorganized Debtors’ Current Assets, and (ii) the Reorganized Debtors’ Current Liabilities, each as determined in accordance with generally accepted accounting principles and the terms of the Caerus Plan Sponsorship Agreement.

(77)         Other Priority Claim” means a Claim against the Debtors entitled to priority under Bankruptcy Code section 507(a), other than an Administrative Claim, a Priority Tax Claim, or a DIP Loan Claim.

(78)         “Other Secured Claim” means a Claim (a) secured by a Lien on property in which the Estate has an interest other than a Prepetition Secured Lender Claim, or (b) that is subject to setoff under section 553 of the Bankruptcy Code and such right of setoff has been asserted by the holder of such right prior to the Confirmation Date in a properly filed motion for relief from the automatic stay, to the extent of the value of the Claimholder’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.  For the avoidance of doubt, no Prepetition Secured Lender Claim shall be an Allowed Other Secured Claim.

(79)         “Person” means person as defined in Bankruptcy Code section 101(41).

(80)         “Petition Date” means the date on which the Debtors filed their petitions for relief commencing the Bankruptcy Cases.

(81)         “Plan Funding Obligation” means the obligation of Caerus to fund this Plan as summarized in Article V.E.1 and set forth in the Caerus Plan Sponsorship Agreement.

(82)         “Plan Supplement(s)” means the compilation(s) of documents and forms of documents, specified in this Plan, that the Debtors will file with the Court on or before the date that is (a) five (5) days prior to the Voting Deadline, or (b) set by the Court for the filing of such documents and forms of documents.

(83)         “Post-Closing Reconciliation” means the post-closing reconciliation of Net Working Capital provided by the Reorganized Debtors by the Post-Closing Reconciliation Date.

(84)         “Post-Closing Reconciliation Date” means the date within thirty (30) days after consummation of this Plan.

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(85)         “Prepetition Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent and lender under the Senior Credit Facility.

(86)         “Prepetition Secured Indebtedness” means the indebtedness under the Senior Credit Facility in the principal amount of $22,484,296.00 plus accrued and unpaid interest to the Petition Date, and other fees and expenses payable pursuant to the Senior Credit Facility.  The Prepetition Secured Indebtedness shall be an Allowed Claim for all purposes hereunder, with all rights and benefits provided therefore in the Final DIP Order.

(87)         “Prepetition Secured Lenders” means the lenders party to the Senior Credit Facility, including the Prepetition Agent.

(88)         “Prepetition Secured Lender Claims” means Claims under and pursuant to the Senior Credit Facility, classified under this Plan as Class 3.

(89)         “Priority Tax Claim” means a Claim that is entitled to priority under Bankruptcy Code section 507(a)(8).

(90)         “Pro Rata” means, at any time, the proportion that the Face Amount of a Claim in a particular Class bears to the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) in such Class, unless this Plan provides otherwise; provided, however, with respect to distributions to holders of Allowed Class 5 Claims and Allowed Class 6 Claims of the General Unsecured Claim and Debenture Claim Consideration, “Pro Rata” means the proportion that the Face Amount of a Class 5 or 6 Claim bears to the aggregate Face Amount of all Claims in Classes 5 and 6.

(91)         “Professional” means any professional employed in the Bankruptcy Cases pursuant to Bankruptcy Code sections 327 or 1103.

(92)         “Professional Fee Claim” means a Claim of a Professional pursuant to Bankruptcy Code sections 327, 328, 330, 331, 503(b), or 1103 for compensation or reimbursement of costs and expenses relating to services performed after the Petition Date and prior to and including the Effective Date.

(93)         “Proof of Claim” means the proof of claim that must be filed by creditors on or before the Bar Date.

(94)         “Rejection Claims Bar Date” means the first Business Day that is thirty (30) days after the Effective Date or such earlier date that may be set by the Court concerning a particular Executory Contract or Unexpired Lease.

(95)         “Reorganized Debtors” means collectively TEC, TNA, TP, TDJ, TW, TBH, TORRI, and Teton DJ, as they exist on and after the Effective Date of this Plan.

(96)         “Reorganized Debtors’ Current Assets” has the meaning ascribed to the term Teton Current Assets in the Caerus Plan Sponsorship Agreement.

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(97)         “Reorganized Debtors’ Current Liabilities” has the meaning ascribed to the term Teton Current Liabilities in the Caerus Plan Sponsorship Agreement.

(98)         “Reorganized Teton” means TEC as it exists as a limited liability company under the Delaware LLC Act on and after the Effective Date of this Plan.

(99)         “Rise” means Rise Energy Partners II, LLC, a Delaware limited liability company.

(100)       “Rise Plan Sponsorship Agreement” means that certain Plan Sponsorship Agreement, by and between Rise and the Debtors, dated November 6, 2009, pursuant to which Rise had agreed to fund the Debtors’ plan of reorganization subject to receipt by the Debtors of a higher and better offer for the sale of the Debtors or their assets at the Auction.

(101)       “Scheduled” means, with respect to any Claim, the status and amount, if any, of that Claim as set forth in the Schedules.

(102)       “Schedules” means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtors on or about the Petition Date, as such schedules or statements have been or may be further amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or any orders of the Court.

(103)       “Senior Credit Facility” means that certain Second Amended and Restated Credit Agreement as of April 2, 2008, as amended, among TEC, the Prepetition Agent, and the Prepetition Secured Lenders.

(104)       “Solicitation” means the solicitation by the Debtors of acceptances of this Plan.

(105)       “Subsidiaries” means TNA, TP, TDJ, TW, TBH, TORRI, and Teton DJ.

(106)       “Taxes” means any and all taxes, levies, imposts, assessments or other charges of whatever nature imposed at any time by any governmental authority or by any political subdivision or taxing authority thereof or therein and all interest, penalties or similar liabilities with respect thereto.

(107)       “Trade Claims” means holders of Claims of Creditors who provided goods and services in connection with the Debtors’ oil and gas operations (but not including the Claims of Creditors for amounts due under the lease for Debtors’ corporate office space in Denver, Colorado, and any amounts owed to the Debtors’ prepetition professional or financial advisors) only to the extent identified on the schedule to be filed on or before the deadline for filing this Plan Supplement (and which may be filed as part of this Plan Supplement and amended at any time prior to the Confirmation Date).

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(108)       “Trade Claims Orders” means, as applicable, one or more of the following: (i) the Interim Order Pursuant To Sections 105(a) And 363(b) Of The Bankruptcy Code For Authorization To Pay The Prepetition Claims Of Certain Creditors In The Ordinary Course Of Business (D.I. 52); (ii) the Interim Order Authorizing Debtors To Pay Or Honor Prepetition And Postpetition Royalty Obligations And Other Obligations Under Oil & Gas Leases (D.I. 53); (iii) the Final Order Pursuant To Sections 105(a) And 363(b) Of The Bankruptcy Code For Authorization To Pay The Prepetition Claims Of Certain Creditors In The Ordinary Course Of Business (D.I. 106); (iv) the Final Order Authorizing Debtors To Pay Or Honor Prepetition And Postpetition Royalty Obligations And Other Obligations Under Oil & Gas Leases (D.I. 107); and (v) any other Order of the Court authorizing payment of a Trade Claim prior to the Effective Date of this Plan.

(109)       “Unexpired Leases” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under Bankruptcy Code section 365.

(110)       “Unimpaired” with reference to a Claim or Class, means a Claim or Class that is not impaired within the meaning of Bankruptcy Code section 1124.

(111)       “Voting Deadline” means the date and time, as fixed by an order of the Court, by which all Ballots to accept or reject this Plan must be received in order to be counted.

(112)       “Voting Record Date” means that certain date set by order of the Court.

(113)       “WashCo Interest” means a contractual right to 50% of the profits (net of the costs for acquisition, exploration, development, operation and maintenance) of Teton DJCO, as reorganized, or a newly formed entity, owned directly or indirectly by Caerus, holding the WashCo Assets, pursuant to the terms of a contractual net profits agreement in the form attached as exhibit A to the Caerus Plan Sponsorship Agreement.

(114)       “WashCo Assets” means the assets listed on Schedule 4(a)(ii) to the Caerus Plan Sponsorship Agreement.

(115)       “Wind Down Expenses” means the amounts payable for fees and expenses of the Debtors’ professionals to be incurred in connection with administering and winding down the Estates after the Effective Date.

C.	Rules of Interpretation

For purposes of this Plan (a) any reference in this Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (b) any reference in this Plan to an existing document or exhibit Filed or to be Filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (c) unless otherwise specified, all references in this Plan to Sections, Articles, Schedules and Exhibits are references to Sections, Articles, Schedules and Exhibits of or to this Plan, (d) the words “herein” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan, (e) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan and the rules of construction set forth in Bankruptcy Code section 102 and in the Bankruptcy Rules shall apply.

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D.	Computation of Time

In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

E.	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) and except as otherwise provided herein or therein, the laws of (i) the State of Delaware shall govern the construction and implementation of this Plan and any agreements, documents, and instruments executed in connection with this Plan and (ii) the laws of the State of Delaware shall govern governance matters with respect to the Debtors.

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ARTICLE II

CLASSIFICATION OF CLAIMS AND INTERESTS

A.	Introduction

All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below.  In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims and Priority Tax Claims, as described below, have not been classified.

A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class, and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.  A Claim is also placed in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim is an Allowed Claim in that Class and such Claim has not been paid, released, or otherwise settled prior to the Effective Date.

B.	Unclassified Claims (not entitled to vote on this Plan)

1.	Administrative Claims

2.	Priority Tax Claims

C.	Unimpaired Classes of Claims (deemed to have accepted this Plan and not entitled to vote on this Plan)

1.	Class 1: Other Priority Claims

2.	Class 2: Other Secured Claims

3.	Class 4: DIP Loan Claims

4.	Class 7: Trade Claims

D.	Impaired Classes of Claims (entitled to vote on this Plan)

1.	Class 3: Prepetition Secured Lender Claims

2.	Class 5: General Unsecured Claims

3.	Class 6: Convertible Debenture Claims

E.	Classes of Interests

1.	Class 8: Interests in the Subsidiaries (unimpaired and deemed to have accepted this Plan and not required to vote)

2.	Class 9: Interests in TEC (impaired and deemed to have rejected this Plan and not entitled to vote)

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ARTICLE III

TREATMENT OF CLAIMS AND INTERESTS

A.	Unclassified Claims

1.	Administrative Claims

Except as otherwise provided herein, and subject to the requirements of this Plan, on, or as soon as reasonably practicable after the later of (i) the Effective Date or (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, a holder of an Allowed Administrative Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim, (a) Cash equal to the unpaid portion of the Face Amount of such Allowed Administrative Claim or (b) such other treatment as to which such holder and the Debtors or the Reorganized Debtors shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Bankruptcy Cases may be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

2.	Priority Tax Claims

Except as otherwise provided herein, and subject to the requirements of this Plan, on, or as soon as reasonably practicable after the later of (i) the Effective Date or (ii) the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, a holder of an Allowed Priority Tax Claim shall receive, when such claim becomes payable under applicable law, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, (a) Cash equal to the unpaid portion of the Face Amount of such Allowed Priority Tax Claim or (b) such other treatment as to which such holder and the Debtors or the Reorganized Debtors shall have agreed upon in writing; provided, however, that the Debtors or the Reorganized Debtors shall have the right to pay any Allowed Priority Tax Claim, or any remaining balance of any Allowed Priority Tax Claim, in full at any time on or after the Effective Date without premium or penalty to the extent permitted under applicable non-bankruptcy law.

B.	Unimpaired Claims

1.	Class 1: Other Priority Claims

On or as soon as reasonably practicable after, the later of (i) the Effective Date, or (ii) the date such Other Priority Claim becomes an Allowed Other Priority Claim, a holder of an Allowed Other Priority Claim shall receive from Reorganized Teton, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim (i) Cash equal to the unpaid portion of the Face Amount of such Allowed Other Priority Claim, or (ii) such other treatment as to which such holder and Reorganized Teton shall have agreed upon in writing.

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2.	Class 2: Other Secured Claims

On the later of, or as soon as reasonably practicable after the later of (a) the Effective Date, or (b) the date on which an Other Secured Claim becomes an Allowed Other Secured Claim, a holder of an Allowed Other Secured Claim shall receive from Reorganized Teton, in full satisfaction, settlement, release and discharge of and in exchange for, such Allowed Other Secured Claim, (i) Cash equal to the value of its Allowed Other Secured Claim, (ii) a return of the holder’s collateral securing the Other Secured Claim, or (iii) such other treatment as to which such holder and Reorganized Teton shall have agreed upon in writing.

3.	Class 4: DIP Loan Claims

All DIP Loan Claims, if any, shall be paid by Reorganized Teton in Cash on the Effective Date.

4.	Class 7: Trade Claims

Holders of Allowed Trade Claims shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Trade Claim, Cash equal to the amount of its Allowed Trade Claim (i) as paid pursuant to the Trade Claim Orders prior to the Effective Date of this Plan, and/or (ii) as paid pursuant this Plan, which Plan distribution shall be made as soon as reasonably practicable after the later of (x) the Effective Date, or (y) the date immediately following the date such Trade Claim becomes an Allowed Trade Claim.

C.	Impaired Claims

1.	Class 3: Prepetition Secured Lender Claims

On the Effective Date and such later date(s) as set forth in Article V.E.2(a), the Prepetition Agent, on behalf and for the benefit of each holder of a Prepetition Secured Lender Claim, shall receive in full satisfaction, settlement, release, and discharge of and in exchange for all Prepetition Secured Lender Claims against the Debtors, that portion of the Auction Proceeds as set forth in Article V.E.2(a) of this Plan, but in no event less than the sum of $18,150,000 (subject to reduction pursuant to the Post-Closing Reconciliation adjustment) unless consented to in writing by the Prepetition Agent; provided, however, that the aggregate amount of Auction Proceeds distributed to the Prepetition Agent, for the benefit of the holders of Prepetition Secured Lender Claims, shall be limited to the Prepetition Secured Indebtedness.

2.	Class 5: General Unsecured Claims

On or as soon as reasonably practicable after the Effective Date, each holder of an Allowed General Unsecured Claim shall receive a Pro Rata share of the General Unsecured Claim and Debenture Claim Consideration, subject to adjustment as set forth in Article V.E.2(b) of this Plan.  In addition, any Excess Auction Proceeds after satisfaction in full of the holders of Allowed Convertible Debenture Claims will be distributed Pro Rata to the holders of Allowed General Unsecured Claims until paid in full.

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3.	Class 6: Convertible Debenture Claims

On or as soon as reasonably practicable after the Effective Date, each holder of an Allowed Convertible Debenture Claim shall receive a Pro Rata share of the General Unsecured Claim and Debenture Claim Consideration, subject to adjustment as set forth in Article V.E.2(b) of this Plan.  In addition, any Excess Auction Proceeds will be distributed Pro Rata to the holders of Allowed Convertible Debenture Claims until such Claims are paid in full.

D.	Interests

1.	Class 8: Interests in the Subsidiaries

TEC is the holder of 100% of the Interests in all the Subsidiaries, which constitute all the Allowed Class 8 Interests.  After conversion of TEC from a Delaware corporation into Reorganized Teton (a Delaware limited liability company) on the Effective Date, Reorganized Teton will hold 100% of the Interests in the Subsidiaries.  Class 8 is not impaired and is deemed to have accepted this Plan and, therefore, the holder of Class 8 Interests is not entitled to vote to accept or reject this Plan.

2.	Class 9: Interests in TEC

On the Effective Date, all Interests in TEC shall be canceled and each holder thereof shall not be entitled to, and shall not receive or retain any property or interest in property on account of, such Interests.  Class 9 is deemed to have rejected this Plan and, therefore, holders of Interests are not entitled to vote to accept or reject this Plan.

E.	Allowed Claims; Deemed Allowed Claims

Notwithstanding any provision herein to the contrary, Reorganized Teton shall only make distributions to holders of Allowed Claims.  No holder of a Disputed Claim will receive any distribution on account thereof until (and then only to the extent that) its Disputed Claim becomes an Allowed Claim.  Reorganized Teton may, in its discretion, withhold distributions otherwise due hereunder to any Claimholder until such time as objections thereto may be filed.  Any holder of a Claim that becomes an Allowed Claim after the Effective Date will receive its distribution in accordance with the terms and provisions of this Plan.  The Claims of bona fide holders of claims in Classes 3, 4, and 6 are deemed Allowed Claims.

F.	Reservation of Rights to Object to Claims

Unless a Claim is expressly described as an Allowed Claim pursuant to or under this Plan, or otherwise becomes an Allowed Claim prior to or after the Effective Date, the Debtors and the Reorganized Debtors reserve any and all objections to any and all Claims and motions or requests for the payment of Claims, whether administrative expense, priority, secured, or unsecured, including, without limitation, any and all objections to the validity or amount of any and all alleged Claims and security interests, whether under the Bankruptcy Code, other applicable law or contract.  The Debtors’ or the Reorganized Debtors’ failure to object to any Claim in the bankruptcy cases shall be without prejudice to the Reorganized Debtors’ rights to contest or otherwise defend against such Claim in the Court when and if such Claim is sought to be enforced by the holder of such Claim.  The Debtors and Reorganized Debtors reserve the right to utilize any Cause of Action against any claimholder as a setoff against such claimholder’s Claim or Claims.

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G.	Objections to Claims

Unless otherwise provided in this Plan or by order of the Court, any objections to Claims will be filed and served not later than 120 days after the Effective Date, provided that the Reorganized Debtors may request (and the Court may grant) an extension of such deadline by filing a motion with the Court, based upon a reasonable exercise of the Reorganized Debtors’ business judgment.  A motion seeking to extend the deadline to object to any Claim shall not be deemed an amendment to this Plan.

ARTICLE IV

ACCEPTANCE OR REJECTION OF THIS PLAN

A.	Impaired Classes of Claims Entitled to Vote

Subject to Article III of this Plan, Claimholders in each Impaired Class of Claims as of the Voting Record Date are entitled to vote as a Class to accept or reject this Plan.

B.	Acceptance by an Impaired Class

In accordance with Bankruptcy Code section 1126(c) and except as provided in Bankruptcy Code section 1126(c), an Impaired Class of Claims shall have accepted this Plan if this Plan is accepted by the holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject this Plan.

C.	Presumed Acceptances by Unimpaired Classes

Classes 1, 2, 4, 7, and 8 are Unimpaired by this Plan.  Under Bankruptcy Code section 1126(f), such Claimholders are conclusively presumed to accept this Plan, and the votes of such Claimholders will not be solicited.

D.	Classes Deemed to Reject Plan

Interest Holders in Class 9 are not entitled to receive or retain any property under this Plan.  Under Bankruptcy Code section 1126(g), holders of Interests in Class 9 are deemed to reject this Plan, and the votes of such Interest Holders will not be solicited.

E.	Summary of Classes Voting on this Plan

As a result of the provisions of Articles II and III of this Plan, the votes of Claimholders in Classes 3, 5, and 6 will be solicited with respect to this Plan.

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F.	Confirmation Pursuant to Bankruptcy Code section 1129(b)

Because Class 9 is deemed to reject this Plan, and because other impaired Classes may reject this Plan, the Debtors will seek Confirmation of this Plan from the Court under the procedures set forth in section 1129(b) of the Bankruptcy Code.  The Debtors reserve the right to alter, amend, modify, revoke, or withdraw this Plan or any Plan Supplement or schedule as may be necessary to satisfy the requirements of Bankruptcy Code section 1129(b).

ARTICLE V

MEANS FOR IMPLEMENTATION OF THIS PLAN

A.	Continued Corporate Existence and Re-vesting of Assets

Except as otherwise provided in this Plan or as may be directed by Caerus, each of the Debtors will continue to exist after the Effective Date as a limited liability company, with all of the powers of a limited liability company under applicable law in the jurisdiction in which each particular Debtor is organized or otherwise formed and pursuant to its certificate of formation or articles of organization, and other organizational documents, as such documents are amended by or pursuant to this Plan.

B.	Re-vesting of Assets

On the Effective Date, all assets held by the Debtors immediately before the Effective Date shall re-vest in the pre-petition owners of those same assets, as Reorganized Debtors, free and clear of all liens, claims, encumbrances and other interests.

C.	Consolidation of Debtors’ Estates for Plan Purposes:

1.           Purpose and Limitation: Pursuant to sections 1123(b)(3) and (6) of the Bankruptcy Code, this Plan treats the Debtors as comprising a single Estate solely for purposes of voting on this Plan, confirmation of this Plan and making distributions under this Plan in respect of Claims against and Interests in the Debtors under this Plan.  Such treatment shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, constitute a change of control of any Debtor for any purpose, cause a merger or consolidation of any legal entities, nor cause the transfer of any assets; and, except as otherwise provided by or permitted in this Plan, all Debtors shall continue to exist as separate legal entities.  The above treatment serves only as a mechanism to effect a fair distribution of value to the Debtors’ constituencies.

2.           Result of Consolidation: As a result of the foregoing limited consolidation of the Debtors’ estates: (a) all intercompany claims (including such Claims arising from the rejection of any Executory Contract or Unexpired Lease) will either be eliminated or shall remain in place but shall not be entitled to any distributions under this Plan, (b) any obligation of any of the Debtors and all guarantees thereof executed by any of the Debtors will be deemed to be an obligation of each of the Debtors, and (c) any Claim filed or asserted against any of the Debtors will be deemed a Claim against each of the Debtors.  The consolidation of the Debtors’ estates contemplated by this section shall not, however, cause any Debtor to be liable for any Claim or Interest for which it would not otherwise be liable absent the substantive consolidation under this Plan.

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3.           Treatment of Guarantees and Multiple-Debtor Claims:  On the Effective Date, except as otherwise provided for in this Plan, all Claims based on guarantees of collection, payment, or performance made by any Debtor concerning the obligations of another Debtor shall be discharged, released, and without further force or effect.  Additionally, holders of Allowed Claims or Allowed Interests who assert identical Claims against or Interests in multiple Debtors shall be entitled to a single satisfaction of such Claims or Interests.

D.	Consummation of the Transactions Contemplated by the Caerus Plan Sponsorship Agreement

The Debtors shall consummate this Plan pursuant to the terms of the Caerus Plan Sponsorship Agreement and this Plan.  To the extent that there may be any inconsistencies between the terms of the Caerus Plan Sponsorship Agreement, on the one hand, and this Plan and the Confirmation Order, on the other hand, the terms of this Plan and Confirmation Order shall govern.

E.	Plan Funding and Distributions

Upon the consummation of this Plan, the proceeds from payment of this Plan Funding Obligations and the Auction Proceeds, if any, shall be distributed in accordance with the terms of Article III of this Plan as follows:

1.	Plan Funding Obligations

On the Effective Date (or in the case of any Post-Closing Reconciliation adjustment, on or before the date that is ten (10) days following the Post-Closing Reconciliation Date), Caerus will tender the following consideration to Reorganized Teton:

(a)           $20,050,000 in cash (including $750,000 from the application of the Deposit), plus or minus any Post-Closing Reconciliation adjustment;

(b)           the WashCo Interest; and

(c)           the Big Horn Interest.

2.	Distribution of Auction Proceeds

On or after the Effective Date, Reorganized Teton shall make or shall cause the following transfers to be made at the times specified below:

(a)           on the Effective Date (or, in the case of any Post-Closing Reconciliation adjustment, within ten days after the Post-Closing Reconciliation Date, and in the case of the Deposit, once the Post Closing Reconciliation adjustment is complete to the satisfaction of both the Prepetition Agent and Caerus) to the Prepetition Agent on behalf of the holders of the Prepetition Secured Lender Claims and DIP Loan Claims:

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(i)	$17,400,000.00, plus or minus any Post-Closing Reconciliation adjustment, if any;

(ii)	the Deposit (subject to reduction as necessary as a result of any Post-Closing Reconciliation adjustment);

(iii)	the amount, if any, necessary to satisfy DIP Loan Claims;

(iv)
cash payment(s) on account of certain ad valorem taxes payable reductions, if any, as provided in, and subject to the conditions of, Section 7 of the Caerus Plan Sponsorship Agreement as soon as reasonably practicable after final determination thereof;

(v)	the WashCo Interest; and

(vi)	the Big Horn Interest.

(b)           on the Effective Date or as soon as reasonably practicable thereafter, $950,000.00 pro rata to the holders of Allowed General Unsecured Claims and Allowed Convertible Debenture Claims, or, if there are no Allowed General Unsecured Claims, $900,000.00 to holders of Allowed Convertible Debenture Claims (the “General Unsecured Claim and Debenture Claim Consideration”) and an additional $50,000.00 to the Prepetition Agent on behalf of the holders of Prepetition Secured Lender Claims;

(c)           on the Effective Date, to Rise:

(i)	$750,000.00 on account of the Breakup Fee; and

(ii)	up to $200,000.00 on account of the Expense Reimbursement (provided that Rise has timely submitted to TEC reasonable supporting documentation for such expenses) [2].

3.	Use of Auction Proceeds in Excess of Plan Funding Obligations

The Auction Proceeds shall, if any remaining after satisfaction of the full amount of the Prepetition Secured Indebtedness, be distributed to the holders of Allowed Convertible Debenture Claims on a Pro Rata basis until paid in full and then to the holders of Allowed General Unsecured Claims on a Pro Rata basis until paid in full.

4.	Distributions on Account of Allowed Convertible Debenture Claims

2           In the event the Expense Reimbursement is less than $200,000.00, the difference between the Expense Reimbursement and $200,000.00 will be paid to the Prepetition Agent on behalf of holders of Prepetition Secured Lender Claims.

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All distributions on account of Allowed Convertible Debenture Claims shall be made to the Indenture Trustee on behalf of the holders of the Convertible Debentures entitled to receive the proceeds of such distributions and shall be held in trust by the Indenture Trustee for the benefit of such holders of the Convertible Debentures.  For the avoidance of doubt, provided that the reasonable and documented fees and expenses of the Indenture Trustee and its advisors up to a maximum of $110,000 are paid to the Indenture Trustee in accordance with Article XII.E of this Plan, the Indenture Trustee (a) shall not have a lien against any distributions it receives on account of the Allowed Convertible Debenture Claims, (b) shall not withhold or deduct from, or offset against any portion of such distributions and (c) shall promptly turnover the proceeds of such distributions to the holders of the Convertible Debentures entitled to receive them.

F.	Execution of Documents and Limited Liability and Corporate Action

1.	Execution of Documents and Corporate Action

The Debtors shall deliver all documents and perform all actions reasonably contemplated with respect to implementation of this Plan.  Jonathan Bloomfield is designated as the authorized representative of each Debtor (i) to execute on behalf of each Debtor, in a representative capacity and not individually, any documents or instruments after the Confirmation Date or the Effective Date that may be necessary to consummate this Plan, and (ii) to undertake any other action on behalf of each Debtor to consummate this Plan.

2.	Termination and Resignation of Board of Directors and Officers of the Debtors

On the Effective Date, the employment agreements for all employees shall be rejected and individuals designated as officers or members of the Board of Directors of the Debtors shall be deemed to have resigned.

3.	Managers of Reorganized Teton

The initial managers and initial officers of Reorganized Teton shall be disclosed not later than three (3) days prior to the Confirmation Hearing.  Each of the initial members and the initial officers shall serve in accordance with applicable nonbankruptcy law and the Reorganized Teton’s Certificate of Formation and Membership Agreement, as the same may be amended from time to time.

4.	Conversion of TEC from a Corporation into a Limited Liability Company.

On the Effective Date, TEC shall convert its corporate form into Reorganized Teton, a limited liability company under the Delaware LLC Act.

5.	Cancellation of Interests in TEC

On the Effective Date, (i) the Interests, including but not limited to, any outstanding common stock and preferred stock, in TEC shall be cancelled by entry of the Confirmation Order, and (ii) the obligations of, Claims against, and Interests in TEC arising under, evidenced by, or relating to any shares of common stock or preferred stock, agreements, contracts, indentures, certificates of designation, bylaws, certificates or articles of incorporations, or similar documents governing the Interests in TEC shall be released and discharged.

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6.	Authorization and Issuance of Membership Interests

On the Effective Date and in accordance with this Plan and Caerus Plan Sponsorship Agreement, Reorganized Teton shall, without further act or action under applicable law, regulation, order, or rule, authorize and issue 100% of the Membership Interests to Caerus.

7.	Certificate of Formation and Membership Agreement

Reorganized Teton’s Certificate of Formation and the Membership Agreement shall contain provisions necessary to provide for such provisions, terms, and conditions necessary to comply, conform with, and implement the terms, conditions, and requirements of this Plan.

8.	Cancellation of Convertible Debentures and Indenture

On the Effective Date, except to the extent otherwise provided in this Section 8, all notes, stock, instruments, certificates and other documents evidencing the Convertible Debenture Claims shall be deemed automatically canceled, shall be of no further force, whether surrendered for cancellation or otherwise, and the obligations of the Debtors and Reorganized Debtors, if any, thereunder or in any way related thereto shall be released and discharged.

On the Effective Date, except to the extent otherwise provided in this Section 8, the Indenture shall be deemed automatically canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the Debtors and Reorganized Debtors, if any, thereunder shall be released and discharged.

As of the Effective Date, the transfer ledger or ledger maintained by the Indenture Trustee for the Convertible Debentures shall be closed, and there shall be no further changes in the record holders of any Convertible Debentures.

Notwithstanding anything contained in this Section 8, the Convertible Debentures and the Indenture shall continue in effect solely for purposes of (a) allowing the Indenture Trustee to receive distributions under this Plan on behalf of the holders of the Convertible Debentures; and (b) thereafter, allowing the Indenture Trustee to make distributions to holders of the Convertible Debentures.  The Convertible Debentures and the Indenture shall terminate completely upon completion of all distributions by the Indenture Trustee to the holders of the Convertible Debentures and payment of all of the Indenture Trustee’s fees and expenses (including the fees and expenses of its counsel).

9.	Surrender of Instruments

Each Claimholder holding a certificate, instrument, or Convertible Debenture evidencing a Claim against any of the Debtors or property of the Estates and whose Claims are treated under this Plan shall surrender such certificate, instrument, or Convertible Debenture to the Debtors or their designee (as applicable) on the Effective Date as a prerequisite to receiving any distribution under this Plan, unless the non-availability of such certificate, instrument, or Convertible Debenture is established to the satisfaction of the applicable party.  The Indenture Trustee shall be the Debtors’ designee for purposes of surrender of the Convertible Debentures.  If any holder of an Allowed Claim evidenced by a certificate, instrument, or Convertible Debenture canceled pursuant to this Plan fails to surrender such certificate, instrument or Convertible Debenture, within one year after the Effective Date, its Claim for a distribution under this Plan on account of such certificate, instrument, or Convertible Debenture shall be discharged, and such holder shall be forever barred from asserting such Claim against the Debtors, Reorganized Teton or their property.  In such case, any property held on account of such Claim shall be disposed of pursuant to the provisions relating to unclaimed distributions in Article VI.B. of this Plan.

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10.	Lost, Stolen, Mutilated or Destroyed Instruments or Security

Any holder of Convertible Debenture that has been lost, stolen, mutilated or destroyed, shall, in lieu of surrendering such Convertible Debenture (a) deliver to the Indenture Trustee (i) an affidavit of loss reasonably satisfactory to the Indenture Trustee setting forth the unavailability of such Convertible Debenture and (ii) such additional security or indemnity as may reasonably be requested by the Indenture Trustee to hold the Indenture Trustee harmless from any damages, liabilities, or costs incurred in treating such entity as a holder of an Allowed Convertible Debenture Claim and (b) satisfy any other requirement under the Indenture or any other relevant document.  Upon compliance with this Section 10 by a holder of an Allowed Convertible Debenture Claim, such holder shall, for all purposes under this Plan, be deemed to have surrendered such instrument, security or other documentation.

11.	Subsidiaries of Reorganized Teton.

On the Effective Date, Reorganized Teton shall hold 100% of the Interests in the Subsidiaries, as reorganized, free and clear of all liens, claims, encumbrances or other interests, and shall own all assets of such Subsidiaries, as reorganized, free and clear of all liens, claims, encumbrances or other interests. Reorganized Teton may elect that one or more of the Subsidiaries, as reorganized, be merged into Reorganized Teton, such that all assets of such merged Subsidiaries, as reorganized, shall be owned by Reorganized, free and clear of all liens, claims, encumbrances and other interests. Reorganized Teton may also elect to create a new subsidiary(ies) of Reorganized Teton, and to transfer assets from Reorganized Teton to such new subsidiary(ies), free and clear of all liens, claims, encumbrances and other interests.

12.	Bankruptcy Code Section 1145 Determination

Confirmation of this Plan shall constitute a determination, in accordance with Bankruptcy Code section 1145, that (except with respect to an entity that is an underwriter as defined in Bankruptcy Code section 1145(b)) section 5 of the 1933 Act and any state or local law requiring registration for the offer or sale of a security or registration or licensing of an issuer of, underwriter of, broker or dealer in, a security do not apply to the offer, sale, or issuance of any securities under this Plan (including the Membership Interests).

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G.	Purchase Price Adjustment

  Net Working Capital shall be calculated in accordance with the Caerus Plan Sponsorship Agreement. In the event Net Working Capital is a positive amount, such amount shall be added to this Plan Funding Obligation and promptly paid by Caerus to the Prepetition Agent, and the Deposit shall be released to the Prepetition Agent. In the event Net Working Capital is a Negative amount, such amount shall be deducted from this Plan Funding Obligation and promptly released from the Deposit and paid to Caerus.  In the event the Deposit is not sufficient to pay Caerus in full for any such negative amount of Net Working Capital, any excess amount owed after payment of the Deposit to Caerus shall promptly be paid by the Prepetition Secured Lenders pro rata in accordance with their shares of the Prepetition Secured Indebtedness, through the Prepetition Agent, to Caerus.

H.	Release of Liens

Except as otherwise provided in this Plan, the Confirmation Order or in any document, instrument or other agreement created in connection with this Plan, on the Effective Date, all mortgages, deeds of trust, liens, encumbrances, security interests, or other interests against the property of the Estates shall be released.

I.	Exemption from Certain Transfer Taxes

Pursuant to Bankruptcy Code section 1146(a), any transfers from the Debtors or the Reorganized Debtors to Caerus or to any other Person or entity pursuant to this Plan in the United States shall not be subject to any stamp tax or similar tax, including without limitation state and county transfer and recordation taxes, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

J.	Transfer of Causes of Action; Settlement of Causes of Action

In accordance with Bankruptcy Code section 1123(b)(3) and pursuant to the terms of the Caerus Plan Sponsorship Agreement, all Causes of Action and other similar claims arising under applicable state laws, including, without limitation, fraudulent transfer claims, if any, and all other causes of action of a trustee and debtors-in-possession under the Bankruptcy Code, along with all proceeds thereof, shall be transferred to Caerus upon the consummation of this Plan.

K.	Effectuating Documents; Further Transactions

The Debtors and the Reorganized Debtors, subject to the terms and conditions of this Plan, shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.  The DIP Lenders, the Prepetition Secured Lenders, the Indenture Trustee, shall execute and deliver such documents as Reorganized Debtors shall reasonably request to effectuate or further evidence the terms and conditions of this Plan.

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ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided herein, and only after this Plan Funding Obligations have been distributed to the holders of Prepetition Secured Lender Claims in accordance with the terms of this Plan, or as otherwise ordered by the Court, all distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made according to the terms of this Plan and the Final DIP Order.

B.	Delivery of Undeliverable or Unclaimed Distributions

If the distribution to any holder of an Allowed Claim is returned to the Reorganized Debtors as undeliverable or is otherwise unclaimed, no further distributions shall be made to such holder unless and until the Debtors are notified in writing of such holder’s then-current address, at which time all missed distributions shall be made to such holder without interest.

Any holder of an Allowed Claim that does not assert a claim pursuant to this Plan for an undeliverable or unclaimed distribution within 90 days after the Effective Date shall be deemed to have forfeited its Claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such claim for an undeliverable or unclaimed distribution against the Debtors, the Reorganized Debtors, Caerus and their respective agents, attorneys, representatives, employees or independent contractors, and/or any of its and their property.  In such case, any Cash otherwise reserved for undeliverable or unclaimed distributions shall become the property of the Estates free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary and shall be distributed in accordance with the terms of this Plan to holders of Prepetition Secured Lender Claims up to the amount of the Prepetition Secured Indebtedness, to the extent not already satisfied, and then to holders of Allowed Convertible Debenture Claims on a Pro Rata basis until paid in full, and then finally to holders of Allowed General Unsecured Claims on a Pro Rata basis as a final distribution.  Nothing contained in this Plan shall require the Debtors or the Reorganized Debtors to attempt to locate any holder of an Allowed Claim.

C.	Prepayment

Except as otherwise provided in the Final DIP Order, this Plan or in the Confirmation Order, the Debtors shall have the right to prepay, without penalty, all or any portion of an Allowed Administrative Claim, Allowed Priority Tax Claim, Allowed Other Priority Claim, or Allowed Other Secured Claim at any time.

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D.	Means of Cash Payment

Cash payments made pursuant to this Plan shall be in U.S. dollars and shall be made at the option and in the sole discretion of Reorganized Teton by (i) checks drawn on, or (ii) wire transfers from a domestic bank.

E.	Interest on Claims

Unless otherwise specifically provided for in this Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims other than the DIP Loan Claim, the Secured Lender Claims and the Convertible Debenture Claims, and no Claimholder (other than the DIP Lenders and Prepetition Secured Lenders) shall be entitled to interest from the Estates accruing on or after the Petition Date on any Claim; provided that, payments of interest accruing postpetition on account of Prepetition Secured Lender Claims and Convertible Debenture Claims shall be limited to the availability of Auction Proceeds in excess of the Prepetition Secured Indebtedness.  Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.  For the avoidance of doubt, nothing in this provision is intended to modify the terms of that certain Amended and Restated Intercreditor and Subordination Agreement, dated as of September 19, 2008, as amended (the “Intercreditor Agreement”), by and among the Indenture Trustee, the Prepetition Agent and TEC with respect to the payment to the holders of Convertible Debenture Claims of interest accruing on or after the Petition Date and no postpetition interest shall be paid to the holders of Convertible Debenture Claims until all Senior Indebtedness (as defined in the Intercreditor Agreement) has been indefeasibly paid in full.

F.	Withholding and Reporting Requirements

In accordance with Bankruptcy Code section 346 and in connection with this Plan and all distributions hereunder, the Debtors and the Reorganized Debtors shall, to the extent applicable, comply with all withholding and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority.  The Debtors and the Reorganized Debtors shall be authorized to take any and all actions necessary and appropriate to comply with such requirements.

All distributions hereunder shall be subject to applicable legal withholding and reporting requirements.  As a condition of making any distribution under this Plan, Reorganized Teton may require the holder of an Allowed Claim to provide such holder’s taxpayer identification number, and such other information, certification or forms as necessary to comply with applicable tax reporting and withholding laws.  Notwithstanding any other provision of this Plan, each entity receiving a distribution pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction and payment of tax obligations on account of any such distribution.

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G.	Setoffs

Except as otherwise provided by the terms of this Plan, the Reorganized Debtors (or any of them) may, but shall not be required to, set off against any Claim and the payments or other distributions to be made under this Plan on account of the Claim, claims of any nature whatsoever that the Debtors and the Reorganized Debtors may have against the holder thereof, provided, that any such right of setoff that is exercised shall be allocated, first, to the principal amount of the related Claim, and thereafter to any interest portion thereof, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such holder.

H.	Procedure for Treating and Resolving Disputed, Contingent, and/or Unliquidated Claims

1.	Prosecution of Objections

From the Confirmation Date through the Effective Date, only the Debtors may file objections, settle, compromise, withdraw, or litigate to judgment objections to Claims.  From and after the Effective Date, Reorganized Teton may settle or compromise any Disputed Claim without approval of the Court.  Nothing contained herein, however, shall limit the right of the Reorganized Teton to object to Claims, if any, filed or amended after the Effective Date.

2.	No Distributions Pending Allowance

Notwithstanding any other provision of this Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim.

3.	De Minimis Distributions

Reorganized Teton shall have no obligation to make any distribution, whether final or not, unless and until the total amount of such distribution to a specific holder of an Allowed Claim is equal to or greater than $10.00.

I.	Fractional Dollars

Any other provision of this Plan notwithstanding, Reorganized Teton shall not be required to make distributions or payments of fractions of dollars.  Whenever any payment of a fraction of a dollar under this plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down.

J.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under this Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall be allocated, for all income tax purposes, to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the claim, to the portion of such Claim representing accrued but unpaid interest.

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ARTICLE VII

TREATMENT OF EXECUTORY CONTRACTS
AND UNEXPIRED LEASES

Debtors’ interests in minerals, leases, oil and gas wells, royalty or working interest, or other similar interests are interests in real property and are not and shall not be deemed Executory Contracts or Unexpired Leases subject to the procedures set forth in this Article VII.

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

1.	Interests in Hydrocarbons are Not Executory Contracts or Unexpired Leases

The interests of the Debtors in Hydrocarbons constitute interests in property under applicable law.  The interests in Hydrocarbons are neither Executory Contracts or Unexpired Leases.  Nonetheless, and for the avoidance of doubt, except as may be expressly provided for herein, nothing herein shall be construed or interpreted a repudiation, abandonment, or rejection of any interest of the Debtors in any Hydrocarbons or the right to explore thereof or produce therefrom.

2.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, the Debtors will assume all Assumed Executory Contracts as listed on the Assumed Contracts Schedule.

3.	Rejection of Executory Contracts and Unexpired Leases

Each Executory Contract and Unexpired Lease that is not an Assumed Executory Contract shall be rejected as of the Confirmation Date (which rejection shall be effective on the Effective Date), and such rejected Executory Contracts and Unexpired Leases shall no longer represent the binding obligations of the Reorganized Debtors after the Effective Date.  Entry of the Confirmation Order shall constitute approval of such rejections under Bankruptcy Code §§ 365 and 1123.  Notwithstanding the foregoing, this section shall have no effect on the Debtors’ or the Reorganized Debtors’ interests in Hydrocarbons and such interests shall not be rejected pursuant to this Plan.

4.	Limited Assumption of Prepetition Retention Commitments.

On the Effective Date, Reorganized TEC shall assume, subject to the provisions and limitations of this Article VII.A.4 of the Plan, TEC’s prepetition retention commitments (the “Retention Commitments”) to certain employees in the manner, and to the extent described in Section 4(j) and Schedule 4(j) of the Caerus Plan Sponsorship Agreement.  Reorganized TEC’s sole obligation in respect of the Retention Commitments shall be to pay up to an aggregate of $286,500 from funds in the JPM Account (as defined in the Caerus Plan Sponsorship Agreement).  Notwithstanding Reorganized TEC’s assumption of the Retention Commitments subject to the limitations of this Article VII.A.4 of the Plan, under no circumstances (a) shall the assumption of the Retention Commitments give rise to a claim having priority against the Debtors’ estates as an administrative expense under section 503(b) of the Bankruptcy Code or otherwise in the event the Effective Date does not occur or (b) shall recipients of the Retention Commitments be entitled to look to any source other than the JPM Account for payment.

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B.	Cure Procedures

No later than the date specified in the Disclosure Statement Approval Order, the Debtors shall file an Assumed Contracts Schedule containing a list of the Assumed Executory Contracts and the associated Cure Amounts.  The non-Debtor parties to the Assumed Executory Contracts shall have until the Contract Objection Deadline to object to (i) the Cure Amounts listed by the Debtors and propose alternative Cure Amounts, and/or (ii) the proposed assumption of the Assumed Executory Contracts.  Any Contract Objection must be filed with the Court on or before the Contract Objection Deadline and will be heard and determined by the Court.  Any such Contract Objection not filed by the Contract Objection Deadline shall be waived and forever barred.

1.           Deemed Assumption Subject to Revocation

To the extent the Court has not determined by the Effective Date the amount of any Cure Amount that is subject to a pending objection, the Executory Contract or Unexpired Lease related to such Cure Amount shall, at the option of the Reorganized Debtors, be deemed assumed by the Reorganized Debtors effective on the Effective Date; provided, however, the Reorganized Debtors may revoke an assumption of any Executory Contract or Unexpired Lease within ten (10) days after entry of an order by the Court adjudicating the objection to the Cure Amount related to such Executory Contract and Unexpired Lease by filing a notice of such revocation with the Court and serving a copy on the party(ies) whose Executory Contract or Unexpired Lease is rejected.  Any Executory Contract or Unexpired Lease identified in such revocation notice shall be deemed rejected retroactively on the Effective Date.  Any party whose Executory Contract is rejected pursuant to a revocation notice may file a claim arising out of such rejection within thirty (30) days after such revocation notice is filed with the Court, and any such rejection claim not filed by that deadline shall be discharged and forever barred.  The Reorganized Debtors shall have the right to object to any such rejection claim.

2.           Payment of Cure Amounts

Within ten (10) Business Days after the Effective Date, Reorganized Teton shall pay all Cure Amounts that are not disputed by the Debtors or Reorganized Debtors.  Unless otherwise ordered by the Court, the Reorganized Teton shall pay all Cure Amounts that are disputed by the Debtors or Reorganized Debtors on the later of the date that is ten (10) Business Days after (i) the Contract Objection Deadline, or (ii) the date of entry of a Final Order resolving the dispute or approving an agreement between the parties concerning the Cure Amount.

C.	Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease by the Debtors on any Exhibit to this Plan or in any Schedule, nor anything contained in this Plan, will constitute an admission by the Debtors or the Reorganized Debtors that any such contract or lease is or is not in fact an Executory Contract or Unexpired Lease or that any Debtor or the Reorganized Debtor has any liability there under.  Nothing in this Plan will waive, excuse, limit, diminish, or otherwise alter any of the defenses, Claims, rights of action, or other rights of the Debtors or the Reorganized Debtor under any Executory Contract or non-Executory Contract or any Unexpired Lease or expired lease.  Nothing in this Plan will increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtors or the Reorganized Debtor under any Executory Contract or non-Executory Contract or any Unexpired Lease or expired lease.

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D.	Dispute Regarding Executory Nature of Contracts

If there is a dispute regarding whether a contract or lease is or was an Executory Contract or Unexpired Lease at the time of assumption or rejection, then the Reorganized Debtors will have thirty (30) days following entry of a Final Order resolving such dispute to amend their decision to assume or reject such contract or lease.

E.	Rejection Damages

If the rejection of an Executory Contract or Unexpired Lease pursuant to Article VII.A above gives rise to a Claim by the other party or parties to such contract or lease, or if an Executory Contract or Unexpired Lease has already been rejected by the Debtors and no bar date has been established pursuant to the Bar Date Order or otherwise with respect to such Claim, such Claim shall be forever barred and shall not be enforceable against the Debtors or their successors unless a Proof of Claim is filed with the Court and served on the Debtors on or before the Rejection Claims Bar Date.  Any Claim arising out of the rejection of an Executory Contract pursuant to the Confirmation Order or prior order of the Court must be Filed with the Court on or before the Rejection Claims Bar Date, and shall be served on counsel for Reorganized Teton.  Any such Claims not Filed by the Rejection Claims Bar Date shall be discharged and forever barred.  Each Allowed Claim arising from the rejection of an Executory Contract shall be treated as an Allowed General Unsecured Claim.  The Court shall determine the amount, if any, of the Claim of any entity seeking damages by reason of the rejection of any Executory Contract or Unexpired Lease.

ARTICLE VIII

CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THIS PLAN

A.	Conditions to Confirmation

The following are conditions precedent to Confirmation of this Plan:

1.	The Court shall have entered an order approving the Disclosure Statement as containing adequate information within the meaning of Bankruptcy Code section 1125.

2.	This Plan satisfies each of the requirements of Bankruptcy Code section 1129 as applicable.

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3.	The proposed Confirmation Order shall be in all respects acceptable to the Debtors, Caerus, and the Prepetition Secured Lenders.

4.	The Confirmation Order shall be entered no later than January 31, 2010.

5.	The Caerus Plan Sponsorship Agreement shall not have been terminated.

B.	Conditions to Effective Date

The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Article VIII hereof:

1.	The Confirmation Order shall have been entered on the docket in the Bankruptcy Cases.

2.	The effectiveness of the Confirmation Order shall not have been stayed and any motion for reconsideration or rehearing shall have been denied or overruled by a Court of competent jurisdiction.

3.	The Confirmation Order shall:

(1)
provide that the Auction for the Assets (i) was the result of a bona fide arm’s-length competitive process, (ii) was not the product of collusion or fraud, and (iii) was fully in accordance with the terms of the Bid Procedures Order; and

(2)	authorize the transfer and distribution of the Assets to Caerus pursuant to the terms and conditions of the Caerus Plan Sponsorship Agreement and this Plan;

(3)
provide that (i) the Interests in the Subsidiaries shall re-vest in Reorganized TEC free and clear of all liens, claims, encumbrances and other interests, (ii) all assets of the Debtors shall re-vest in the Reorganized Debtors free and clear of all liens, claims, encumbrances and other interests, and (iii) all such liens, claims, encumbrances and other interests are discharged except as otherwise provided in Sections X(B)(2) and X(B)(3) of this Plan.

4.	All Plan Supplements shall be in form and substance, in all respects, acceptable to the Debtors and Caerus.

5.	All actions, documents, and agreements necessary to implement this Plan shall have been effected or executed.

6.	The Caerus Plan Sponsorship Agreement shall not have been terminated and the conditions to closing in such agreement shall have been waived by Caerus or satisfied by the Debtors.

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7.	The DIP Loan Claims shall have been paid in accordance with the terms of the Final DIP Order and Article III of this Plan.

C.	Waiver of Conditions

Each of the conditions to the Effective Date, set forth in Article VIII.B above may be waived in whole or in part by the Debtors without any other notice to parties-in-interest or the Court, provided, however, that the Debtors have received the prior written consent of Caerus, which consent may be withheld by Caerus at its sole discretion.  The failure to satisfy or waive any condition to the Effective Date may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied.  The failure of any party to exercise any of its foregoing rights shall not be deemed a waiver of any of its other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

ARTICLE IX

ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

A.	Professional Fee Claims

1.	Final Fee Applications

All final requests for payment of Professional Fee Claims (the “Final Fee Applications”) must be Filed no later than sixty days after the Effective Date.  Objections, if any, to Final Fee Applications of such Professionals must be Filed and served on Reorganized Teton, the requesting Professional and the Office of the United States Trustee no later than thirty days from the date on which each such Final Fee Application is served and filed.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Court, the allowed amounts of such Professional Fee Claims shall be determined by the Court.  Reorganized Debtors shall be responsible for payment of any Final Fee Applications approved by the Court.  The Reorganized Debtors shall be responsible for payment of any accrued, but unpaid professional fees, subject to approval of Final Fee Applications, as applicable, reflected in the budget attached to the Final DIP Order.

2.	Employment of Professionals after the Effective Date

From and after the Effective Date, any requirement that professionals comply with Bankruptcy Code sections 327 through 331 or any order previously entered by the Court in seeking retention or compensation for services rendered or expenses incurred after such date will terminate.

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ARTICLE X

EFFECTS OF CONFIRMATION

A.	Binding Effect

This Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, Caerus, all present and former holders of Claims and Interests, whether or not such holders will receive or retain any property or interest in property under this Plan, and their respective successors and assigns, including, but not limited to, the Debtors and the Reorganized Debtors, and all other parties in interest in the Bankruptcy Cases.

B.	Discharge

(1)           Except as otherwise provided in this Plan, the rights granted in this Plan and the treatment of all Claims and Interests shall be in exchange for, and in complete satisfaction, discharge, and release of, all Claims and Interests of any nature whatsoever against the Debtors, the Reorganized Debtors and any of the Estates’ property, whether such Claims or Interests arose before or during the Bankruptcy Cases or in connection with implementation of this Plan.  Except as otherwise provided in this Plan, on the Effective Date, each of the Debtors shall be discharged and released from any and all Claims and Interests, including demands and liabilities that arose before the Effective Date, and all debts of the kind specified in Bankruptcy Code sections 502(g), 502(h), or 502(i), regardless of whether (i) a proof of claim evidencing such debt was filed or deemed filed under Bankruptcy Code section 501; (ii) a Claim based on such debt is allowed under Bankruptcy Code section 502; or (iii) the holder of a Claim based on such debt has accepted this Plan.  Except as otherwise provided in this Plan, the Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors.  Pursuant to Bankruptcy Code section 524, the discharge granted under this section shall void any judgment against any of the Debtors at any time obtained (to the extent it relates to a discharged Claim or Interest), and operates as an injunction against the prosecution of any action against any of the Reorganized Debtors or the Estates’ property (to the extent it relates to a discharged Claim or Interest).

(2)           Notwithstanding any provision in the Plan, nothing in this Plan discharges, releases, precludes, or enjoins (i) any environmental liability to any governmental unit that is not a Claim as such term is defined in section 101 of the Bankruptcy Code or (ii) any environmental Claim of any governmental unit arising on or after the Effective Date.  The Debtors and Reorganized Debtors reserve the right to assert that any environmental liability is a Claim that arose on or prior to the Effective Date and that such Claim has been discharged and/or released under sections 524 and 1141 of the Bankruptcy Code.  In addition, nothing in this Plan discharges, releases, precludes, or enjoins any environmental liability to any governmental unit that any entity would be subject to as the owner or operator of property after the Effective Date.

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(3)           Notwithstanding any provision in the Plan, the Confirmation Order and any implementing Plan documents, including but not limited to notices of assumption and assignment of executory contracts, any rights of way, pending applications for rights of way, leases, licenses, authorizations, contracts, agreements or other interests of the federal government shall be treated, determined and administered in the ordinary course of business as if the Debtors’ bankruptcy cases were never filed and the Debtors and the Reorganized Debtor shalls comply with all applicable non-bankruptcy law, federal regulations and statutes. Moreover, without limiting the foregoing, nothing in this Plan, Confirmation Order or implementing Plan documents shall be interpreted to set cure amounts for the cure claim of any governmental unit of the federal government or to require any such governmental unit of the federal government to novate or otherwise consent to the transfer of any federal government contract, agreement or interest. The federal government’s rights to offset or recoup any amounts due under, or relating to, any contracts, agreements or other interests are expressly preserved.

C.	Injunction

Except as otherwise provided in this Plan, the Confirmation Order shall provide, among other things, that from and after the Effective Date all Persons who have held, hold or may hold Claims against or Interests in the Debtors are permanently enjoined from taking any of the following actions against the Estates, the Debtors, the Reorganized Debtors, Caerus or any of their respective property on account of any such Claims or Interests: (A) commencing or continuing, in any manner or in any place any action or other proceeding; (B) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (C) creating, perfecting or enforcing any lien, lis pendens, or other encumbrance against the Assets, any of the assets of the Reorganized Debtors or this Plan Funding Obligation; (D) asserting a setoff or right of subrogation of any kind against any debt, liability, or obligation due to the Debtors; and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan provided, however, that nothing contained herein shall preclude such Persons from exercising their rights pursuant to and consistent with the terms of this Plan, the Confirmation Order, or the Caerus Plan Sponsorship Agreement.

D.	Term of Bankruptcy Injunction or Stays

All injunctions or stays provided for in the Bankruptcy Cases under Bankruptcy Code section 105 or 362, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.  Upon the Effective Date, the injunction provided in Article X.C above shall apply.

E.	Compromises and Settlements

Pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various Claims (a) against them and (b) that they have against other Persons.  The Debtors expressly reserve the right (with Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against them and claims that they may have against other Persons up to and including the Effective Date.  After the Effective Date, such right shall pass to the Reorganized Debtors and shall be governed by the terms of this Plan and the Caerus Plan Sponsorship Agreement; provided, however, that the Debtors shall retain the right to compromise and settle any pending appeal.

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F.	Satisfaction of Subordination Rights

All Claims against the Debtors and all rights and claims between or among Claimholders relating in any manner whatsoever to distributions on account of Claims against or Interests in the Debtors, based upon any subordination rights, whether asserted or unasserted, legal or equitable, shall be deemed satisfied by the distributions under this Plan to Claimholders or Interest Holders having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date.  Distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any Claimholder or Interest Holder by reason of any subordination rights or otherwise, so that each Claimholder shall have and receive the benefit of the distributions in the manner set forth in this Plan.

G.	Release of Prepetition Secured Lenders, Prepetition Agent, DIP Lenders, DIP Agent, Holders of Convertible Debentures and Indenture Trustee

EFFECTIVE ON THE EFFECTIVE DATE, THE DEBTORS (IN THEIR OWN RIGHT AND ON BEHALF OF THEIR RESPECTIVE ESTATES, REPRESENTATIVES, DIRECTORS, OFFICERS, EMPLOYEES, INDEPENDENT CONTRACTORS, ATTORNEYS AND AGENTS, AND THEIR SUCCESSORS AND ASSIGNS) (COLLECTIVELY, THE “RELEASING PARTIES”) HEREBY RELEASE, ACQUIT, FOREVER DISCHARGE, AND COVENANT NOT TO SUE EACH AND EVERY DIP LENDER, PREPETITION SECURED LENDER, THE PREPETITION AGENT, DIP AGENT, THE INDENTURE TRUSTEE AND EACH AND EVERY HOLDER OF CONVERTIBLE DEBENTURES, AND EACH AND EVERY DIP LENDER’S, PREPETITION SECURED LENDER’S, THE PREPETITION AGENT’S, THE DIP AGENT’S, THE INDENTURE TRUSTEE’S OR A HOLDER OF CONVERTIBLE DEBENTURE’S REPRESENTATIVES, DIRECTORS, OFFICERS, EMPLOYEES, INDEPENDENT CONTRACTORS, ATTORNEYS AND AGENTS, AND THEIR SUCCESSORS AND ASSIGNS (THE “RELEASED PARTIES”) FROM ANY AND ALL ACTS AND OMISSIONS OF THE RELEASED PARTIES, AND FROM ANY AND ALL CLAIMS, CAUSES OF ACTION, AVOIDANCE ACTIONS, COUNTERCLAIMS, DEMANDS, CONTROVERSIES, COSTS, DEBTS, SUMS OF MONEY, ACCOUNTS, RECKONINGS, BONDS, BILLS, DAMAGES, OBLIGATIONS, LIABILITIES, OBJECTIONS, LEGAL PROCEEDINGS, EQUITABLE PROCEEDINGS, AND EXECUTIONS OF ANY NATURE, TYPE, OR DESCRIPTION WHICH THE RELEASING PARTIES HAVE OR MAY COME TO HAVE AGAINST THE RELEASED PARTIES THROUGH THE EFFECTIVE DATE, AT LAW OR IN EQUITY, BY STATUTE OR COMMON LAW, IN CONTRACT, IN TORT, INCLUDING BANKRUPTCY CODE CHAPTER 5 CAUSES OF ACTION, WHETHER THE LAW OF THE UNITED STATES OR ANY OTHER COUNTRY, UNION, ORGANIZATION OF FOREIGN COUNTRIES OR OTHERWISE, KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED.

H.	Release by Holders of the Convertible Debentures

As of the Effective Date, each holder of the Convertible Debentures, to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, shall be deemed to forever release, waive and discharge all Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, or then existing or thereafter arising in law, equity or otherwise, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Effective Date in any way relating to the Indenture Trustee that such person or entity has, had or may have, against the Indenture Trustee and any of its present or former directors, officers, employees, agents, representatives, attorneys, accountants, underwriters, investment bankers or financial advisors and any of their respective successors or assigns.  This release, waiver and discharge shall be in addition to the release, exculpation and injunctive provisions otherwise provided herein and under the Confirmation Order and the Bankruptcy Code.

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I.	Exculpation and Limitation of Liability

Except as otherwise specifically provided in this Plan, the Debtors, Reorganized Debtors, Caerus, the Indenture Trustee, the holders of the Convertible Debentures, the Prepetition Agent, the Prepetition Secured Lenders, the DIP Agent, the DIP Lenders and any of such entities’ respective present or former members, officers, directors, employees, representatives, attorneys, financial or other professional advisors, or other agents and any of such parties’ successors and assigns, shall not have or incur any claim, obligation, cause of action or liability to one another or to or from any Claimholder or Interest Holder, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission originating or occurring on or after the Petition Date in connection with, relating to, or arising out of the Debtors, the Bankruptcy Cases, negotiation and filing of this Plan, filing the Bankruptcy Cases, the pursuit of Confirmation of this Plan, the Bidding Procedures Order, the Caerus Plan Sponsorship Agreement, the consummation of this Plan, the administration of this Plan or the property to be liquidated and/or distributed under this Plan, except for their willful misconduct, gross negligence, or fraud as determined by a Final Order of a court of competent jurisdiction, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan.

ARTICLE XI

RETENTION OF JURISDICTION

Under Bankruptcy Code sections 105(a) and 1142, and notwithstanding entry of the Confirmation Order, substantial consummation of this Plan and occurrence of the Effective Date, the Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Bankruptcy Cases and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a)           Allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim, the resolution of any objections to the allowance or priority of Claims or Interests and the determination of requests for the payment of claims entitled to priority under Bankruptcy Code section 507(a)(1), including compensation of any reimbursement of expenses of parties entitled thereto;

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(b)          Hear and determine all applications for compensation and reimbursement of expenses of Professionals under this Plan or under Bankruptcy Code sections 330, 331, 503(b), 1103, and 1129(a)(4); provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Debtors shall be made in the ordinary course of business and shall not be subject to the approval of the Court;

(c)           Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which the Debtors are a party or with respect to which the Debtors may be liable, and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

(d)          Effectuate performance of and payments under the provisions of this Plan;

(e)           Hear and determine any and all adversary proceedings, motions, applications and contested or litigated matters arising out of, under or related to the Bankruptcy Cases, or this Plan;

(f)           Enter such orders as may be necessary or appropriate to execute, implement or consummate the provisions of this Plan and all contracts, instruments, releases and other agreements or documents created in connection with this Plan, the Disclosure Statement, or the Confirmation Order;

(g)          Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of this Plan, including disputes arising under agreements, documents, or instruments executed in connection with this Plan;

(h)          Consider any modifications of this Plan, cure any defect or omission or reconcile any inconsistency in any order of the Court, including, without limitation, the Confirmation Order;

(i)           Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with implementation, consummation, or enforcement of this Plan or the Confirmation Order;

(j)            Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

(k)           Hear and determine any matters arising in connection with or relating to this Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, or other agreement or document created in connection with this Plan, the Disclosure Statement, or the Confirmation Order;

(l)            Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Bankruptcy Cases;

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(m)          Except as otherwise limited herein, recover all assets of the Debtors and property of the Estates, wherever located;

(n)           Hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code sections 346, 505, and 1146;

(o)           Hear and determine all disputes involving the existence, nature or scope of the injunctions, indemnification, exculpation, and releases granted pursuant to this Plan and/or the Caerus Plan Sponsorship Agreement;

(p)           Hear and determine all disputes or other matters arising in connection with the interpretation, implementation or enforcement of the Caerus Plan Sponsorship Agreement;

(q)           Hear and determine all matters related to (i) the property of the Estates from and after the Confirmation Date, and (ii) the activities of the Debtors, including (A) challenges to or approvals of the Debtors’ activities, and (B) reporting by and accounting by the Debtors;

(r)            Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

(s)           Enter a final decree closing the Bankruptcy Cases.

ARTICLE XII

MISCELLANEOUS PROVISIONS

A.	Modifications and Amendments

The Debtors may alter, amend, or modify this Plan or any Exhibits thereto under Bankruptcy Code section 1127(a) at any time prior to the Confirmation Date provided that the Debtors have received the prior written consent of the DIP Lenders, the Prepetition Agent, and Caerus, which consent may be withheld at their sole discretion.  After the Confirmation Date and prior to substantial consummation of this Plan as defined in Bankruptcy Code section 1101(2), the Debtors or Reorganized Debtors, as applicable, may, under Bankruptcy Code section 1127(b), institute proceedings in the Court to remedy any defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purpose and effect of this Plan so long as such proceedings do not adversely affect the treatment of holders of Claims under this Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Court.

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B.	Severability of Plan Provisions

If, prior to Confirmation, any term or provision of this Plan is held by the Court to be invalid, void, or unenforceable, then the Court, at the request of the Debtors, subject to the requirements of sections 1127 and 1125 of the Bankruptcy Code, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

C.	Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of that Person.

D.	Payment of Statutory Fees

All fees payable through the Effective Date pursuant to 28 U.S.C. § 1930 shall be paid on the Effective Date.  The Debtors and Reorganized Debtors, as applicable, shall pay quarterly fees to the U.S. Trustee until the Bankruptcy Cases is closed or converted and/or the entry of a final decree.  In addition, the Debtors and Reorganized Debtors, as applicable, shall file any pre-confirmation monthly operating reports not filed as of the Confirmation hearing in conformance with the U.S. Trustee guidelines.  The U.S. Trustee shall not be required to file a request for payment of its quarterly fees, which shall be deemed an Allowed Administrative Claim against the Debtors and their Estates.

E.	Payment of Fees and Expenses of Indenture Trustee

On the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as the case may be, shall pay in full in Cash all fees incurred by the Indenture Trustee and all reasonable expenses, disbursements and advances incurred or made by the Indenture Trustee, including the reasonable fees and expenses of the Trustee's agents and counsel (including all fees and expenses incurred in connection with making distributions to the holders of the Convertible Debentures under this Plan), whether incurred prior to or after the Petition Date or prior to or after the Effective Date, up to a maximum of $110,000.  The Indenture Trustee shall submit its invoices and the invoices of its agents and counsel to counsel for the Debtors, the Reorganized Debtors, Caerus and the Prepetition Agent so as to be received by the foregoing parties no later than ten (10) days after entry of the Confirmation Order, and such parties shall have five (5) Business Days from the date of delivery of any invoice to object to such invoice.  If no objection is raised within the foregoing timeframe, the Debtors or Reorganized Debtors shall pay the invoice in full as soon as reasonably practicable after the later of (x) the Effective Date and (y) the date that the period for interposing objections has passed. To the extent an objection is raised, the Debtors or Reorganized Debtors shall pay the undisputed portion of the invoice (provided the Effective Date has occurred) and the parties shall seek to consensually resolve the objection.  If a consensual resolution is not achieved within five (5) Business Days of the objection being raised, the parties may seek to have the objection heard by the Court.  Such payment, together with the distributions to be made under this Plan to the holders of Convertible Debenture Claims, shall be in full and final satisfaction of any and all obligations of the Debtors and the holders of the Convertible Debentures to the Indenture Trustee under or arising out of the Indenture.

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F.	Revocation, Withdrawal, or Non-Consummation

The Debtors reserve the right to revoke or withdraw this Plan prior to the Confirmation Date and to move the Court for the dismissal of the Bankruptcy Cases.  If the Debtors revoke or withdraw this Plan, or if Confirmation or consummation of this Plan does not occur then: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of executory contracts or leases effected by this Plan, and any document or agreement executed pursuant to this Plan, shall be deemed null and void; (c) nothing contained in this Plan, and no acts taken in preparation for consummation of this Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any interests in, the Debtors or any other Person, (ii) prejudice in any manner the rights of the Debtors or any other Person, or (iii) constitute an admission of any sort by the Debtors or any other Person; (d) the Court shall give effect to any agreed order or stipulation providing for the lifting of the automatic stay in favor of the Prepetition Agent; provided, however, that nothing in this Article XII. E shall alter or limit the effectiveness of any adversary judgment and (e) either Caerus shall be refunded its Deposit or the Debtors shall retain the Deposit pursuant to and in accordance with the terms of the Caerus Plan Sponsorship Agreement and the Bid Procedures Order.

G.	Service of Documents

Any notice, request, or demand required or permitted to be made or provided to or upon the Debtors under this Plan shall be (a) in writing, (b) served on both the Debtors and the Prepetition Secured Lenders by (i) certified mail, (ii) hand delivery, (iii) overnight delivery service, (iv) first class mail or (v) electronic mail, (c) deemed to have been duly given or made when actually delivered or, in the case of notice by electronic mail, when received and confirmed by corresponding electronic mail, and (d) addressed as follows:

If to the Debtors:

Jonathan Bloomfield
Chief Financial Officer
Teton Energy Corporation
600 17th Street, Suite 1600 North
Denver, CO 80202
Facsimile: 303.565.4606

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With copies to:

Paul A. Rachmuth
Gersten Savage LLP
600 Lexington Avenue, 9th Floor
New York, New York 10022
Facsimile: 212.980.5192

Gregory W. Werkheiser
Morris, Nichols, Arsht & Tunnell LLP
1201 North Market Street, 18th Floor
P.O. Box 1347
Wilmington, DE 19899-1347
Facsimile: 302.658.3989

If to Caerus:

David Keyte
c/o Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Facsimile: 303.893.1379

With copies to:

Laura B. Gill
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Facsimile: 303.893.1379

William D. Sullivan
Sullivan Hazeltine Allinson, LLC
4 East 8th Street, Suite 400
Wilmington, DE 19801
Facsimile: (302) 229-0111

H.	Plan Supplement(s)

Except as otherwise provided herein, exhibits to this Plan not attached hereto shall be filed in one or more Plan Supplements by the Exhibit Filing Date.  Any Plan Supplement (and amendments thereto) filed by the Debtors shall be deemed an integral part of this Plan and shall be incorporated by reference as if fully set forth herein.  Substantially contemporaneously with their filing, this Plan Supplements may be viewed at the office of the clerk of the Court or its designee during normal business hours, by visiting the Court’s website at www.deb.uscourts.gov.  Holders of Claims and/or Interests may obtain a copy of any Plan Supplements upon written request to the Debtors.  The documents contained in any Plan Supplements shall be approved by the Court pursuant to the Confirmation Order.

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I.	Waiver of Stay

Notwithstanding Bankruptcy Rules 3002(e), 6004(h), and 6006(d), the Debtors shall be authorized to consummate this Plan and the transactions and transfers contemplated thereby immediately after entry of the Confirmation Order.

[Remainder of page intentionally left blank.  Signature page follows.]

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Dated:    Wilmington, Delaware
January 14, 2010

TETON ENERGY CORPORATION, a Delaware Corporation
TETON NORTH AMERICA LLC, a Colorado limited liability company
TETON PICEANCE LLC, a Colorado limited liability company
TETON DJ LLC, a Colorado limited liability company
TETON WILLISTON LLC, a Colorado limited liability company
TETON BIG HORN LLC, a Colorado limited liability company
TETON DJCO LLC, a Colorado limited liability company
TETON ORRI LLC, a Colorado limited liability company

By:	/s/ Jonathan Bloomfield
	Name:	Jonathan Bloomfield
	Title:	Chief Financial Officer

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